Exhibit 21


        SUBSIDIARIES OF PENNICHUCK CORPORATION



               Pennichuck Water Works, Inc.

               The Southwood Corporation

               Pennichuck Water Service Corporation

               Pittsfield Aqueduct Company, Inc.

               Pennichuck East Utility, Inc.